Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into by and between Kronos Bio, Inc. (the “Company”) and Deborah Knobelman (“Employee”) effective as of June 3, 2024 (the “Effective Date”).

RECITALS

WHEREAS, the Company desires to employ Employee on the terms and conditions set forth herein; and

WHEREAS, Employee desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

AGREEMENT

Now, Therefore, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

1.          Employment by the Company.  Employee’s employment with the Company shall begin on June 3, 2024, or such date as otherwise agreed to by Employee and the Company (such actual date Employee’s employment begins (the “Start Date”)). Employee will be employed as the Company’s Chief Financial & Operations Officer, and shall perform such duties as are required by the Company’s Chief Executive Officer (“CEO”) / Board of Directors (“Board”), to whom Employee will report. This is an exempt position, and during Employee’s employment with the Company, Employee will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. Employee represents to the Company that Employee is not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit Employee from, executing this Agreement and performing fully Employee’s duties and responsibilities hereunder. Employee’s primary work location shall be the Company’s office located in Denver, Colorado. The Company reserves the right to reasonably require Employee to perform Employee’s duties at places other than Employee primary work location from time to time, and to require reasonable business travel.  Business travel, including travel to and from Kronos Bio offices, will be reimbursed by the Company in compliance with the Company’s Travel and Expense Policy.  The Company may modify Employee’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

2.           Compensation.

2.1          Base Salary.  For services to be rendered hereunder, Employee shall receive a base salary at the rate of $475,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2           Annual Bonus.  During employment with the Company, Employee will be eligible for an annual discretionary bonus with a target amount of 40% of Employee’s then current annual Base Salary, prorated for the number of days employed in a calendar year (the “Annual Bonus”).  Whether Employee receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board of Directors of the Company and/or its Compensation Committee (the “Board”) in its discretion based upon the achievement of corporate and/or individual objectives and milestones that are determined in the sole discretion of the Board of Directors of the Company and/or its Compensation Committee (the “Board”). Employee must continue to be employed through the date the Annual Bonus is paid in order to earn such bonus. The Annual Bonus, if any, shall be paid to Employee in a lump sum no later than March 15th of the calendar year that follows the performance year, subject to applicable payroll deductions and withholdings.

2.3         Signing Bonus.  Upon the commencement of Employee’s employment with the Company, Employee will receive a one-time signing bonus in the amount of $50,000 (the “Signing Bonus”), subject to applicable payroll deductions and withholdings. The Signing Bonus will be paid to Employee as an advance in a single lump sum in accordance with the Company’s standard payroll processes within 30 days after Employee’s Start Date, and is provided to Employee prior to Employee’s earning of such Signing Bonus.  Employee will not earn the Signing Bonus unless Employee remains actively and continuously employed with the Company through the second anniversary of the Start Date. If Employee’s employment terminates under any circumstances other than due to a resignation for Good Reason or a termination without Cause by the Company, Employee agrees to repay to the Company, within thirty (30) days of the employment termination date: (i) 100% of the gross amount of the Signing Bonus if such termination occurs before the first anniversary of the Start Date.

2.4          Equity. Subject to approval by the Board, Employee shall be granted (i) an option to purchase 246,390 shares of Common Stock in the Company at the fair market value on the date of grant (the “Option”) and (ii) 164,260 restricted stock units (the “RSUs”) representing the right to receive an issuance of an equal number of shares of Common Stock. The vesting schedule for the Option is expected to be as follows: The Option shall have a 10-year term and shall vest and become exercisable as follows: (i) 25% upon the first anniversary date of your Start Date (the “Initial Vesting Date”); and thereafter (ii) the remaining unvested Options Shares shall vest in 36 substantially equal monthly installments as of the last calendar day of each month following the Initial Vesting Date. The vesting schedule for the RSUs is expected to be as follows: Fifty percent (50%) of those RSUs will vest on the 12-month anniversary of the grant date; the remaining fifty percent (50%) will vest on the 18-month anniversary of the grant date. The Option and RSUs shall each be governed in all respects by the terms of the governing plan documents, as well as an option agreement and RSU agreement, respectively, between Employee and the Company.

3.          Reasonable Business Expenses.  Employee will be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, and travel expenses incurred by Employee in connection with the performance of Employee’s duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

4.           Company Policies; Standard Company Benefits.

4.1           The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

4.2          Employee shall be entitled to participate in all employee benefit programs for which Employee is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees.  The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

5.        At-Will Employment.  The employment relationship between Employee and the Company is at-will.  Either Employee or the Company may terminate the employment relationship at any time, with or without cause or advance notice.

6.          Outside Activities During Employment.  Except with the prior written consent of the Company’s Chief Executive Officer / Board, Employee will not during employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Employee is a passive investor.  Employee may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Employee’s duties hereunder.  Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

7.           Termination.

7.1          Term and Termination. The term of this Agreement shall be the period commencing on the Start Date and ending on the date that this Agreement is terminated by either party pursuant to the provisions of this Agreement. Employee is employed at-will, meaning that, subject to the terms and conditions set forth herein, either the Company or Employee may terminate the employment relationship at any time, with or without Cause. Upon termination of employment for any reason, Employee shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

7.2          Compensation upon Termination.  Upon the termination of Employee’s employment for any reason, the Company shall pay Employee all of Employee’s accrued and unpaid wages earned through the last day of employment (the “Separation Date”).

7.3          Severance Plan Participation. In addition, Employee will be eligible for certain severance and change in control benefits under the terms and conditions of the Company’s Severance Plan, if and as adopted by the Company and amended from time to time, and Employee’s executed participation agreement thereunder, if and as executed by and between Employee and the Company (the “Severance Plan”).

8.          Proprietary Information Obligations.  As a condition of employment, Employee shall execute and abide by the Company’s standard form of Employee Confidentiality Information and Inventions Assignment Agreement  (the “Confidentiality Agreement”), attached as Exhibit A.  In Employee’s work for the Company, Employee will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom Employee has an obligation of confidentiality. Rather, Employee will be expected to use only that information which is generally known and used by persons with training and experience comparable to Employee’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Employee agrees that Employee will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Employee has an obligation of confidentiality. Employee hereby represents that Employee has disclosed to the Company any contract that may restrict Employee’s activities on behalf of the Company.

9.          Section 409A.  It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A 2(b)(2)(i) and (iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Employee prior to the earliest of (i) the first date following expiration of the six-month period following the date of Employee’s Separation from Service with the Company, (ii) the date of Employee’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.  If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release Deadline occurs in the calendar year following the calendar year of Employee’s Separation from Service, the Separation Agreement will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any severance benefits.

10.         Section 280G.

If any payment or benefit Employee will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction triggering the Payment shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Employee or the Company) or such other reasonable time as requested by Employee or the Company.

If Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Employee shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax).  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

11.          Arbitration of All Disputes.

11.1         Agreement to Arbitrate.  To ensure the timely and economical resolution of disputes that may arise between Employee and the Company, both Employee and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (“FAA”), and to the fullest extent permitted by applicable law, Employee and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i)  the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) Employee’s employment with the Company (including but not limited to all statutory claims); or (iii) the termination of Employee’s employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH EMPLOYEE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.

11.2         Arbitrator Authority. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.

11.3       Individual Capacity Only.  All claims, disputes, or causes of action under this Section, whether by Employee or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.   The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

11.4       Arbitration Process.  Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in Denver, Colorado or as otherwise agreed to by Employee and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/).  Employee and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense.  The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of Employee if the dispute were decided in a court of law.

11.5         Excluded Claims.  This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the FAA to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”).  In the event Employee intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.

11.6          Injunctive Relief and Final Orders.  Nothing in this Section is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

12.       General Provisions. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Employee and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion in this letter, must be made in a written agreement signed by Employee and the Company’s Chief Executive Officer / Board.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without Employee’s prior written consent.  Employee may not assign any of Employee’s duties hereunder and Employee may not assign any of Employee’s rights hereunder without the written consent of the Company.  This Agreement shall become effective as of the Start Date and shall terminate upon Employee’s termination of employment with the Company.  The obligations as forth under Sections 7, 8, 9, 10, 11, and 12 will survive the termination of this Agreement.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Colorado.

Employee’s employment with the Company is further conditioned on satisfactory proof of Employee’s identity and right to work in the United States and other applicable pre-employment screenings.

Best regards,

Kronos Bio, Inc.

/s/ Norbert Bischofberger
Norbert Bischofberger, Ph.D.
President and Chief Executive Officer

Accepted and agreed:

/s/ Deborah Knobelman
Deborah Knobelman, Ph.D.

Date: May 20, 2024